Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AeroCentury Corp. Reports Earnings Growth of 80% to
$1.4 Million, or $0.87 per Share, in 2Q15 from 1Q15

(BURLINGAME, CA), August 14, 2015 — AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported earnings growth of 80% to $1.4 million, or $0.87 per diluted share, in the second quarter of 2015, from $752,000, or $0.48 per diluted share, in the first quarter of 2015.  Second quarter profits were fueled by the Company's portfolio modernization program, which is generating gains from sale of older assets.  Following the $6.8 million non-cash, pre-tax write-down of certain older aircraft, the net loss in the second quarter of 2014 was $3.9 million, or ($2.54) per diluted share.

Net income improved to $2.1 million, or $1.36 per diluted share, for the first six months of 2015, compared to a net loss of $3.6 million, or $2.30 per diluted share, for the first six months of 2014.  All reported results are unaudited.

"Our initiatives to modernize our portfolio of regional aircraft have generated improved utilization and contributed to strong lease revenues this year," said Neal D. Crispin, President and Chief Executive Officer.  "We are also pleased to have the continuing support of a strong majority of our shareholders in the recent annual election of directors.  We view this year's proxy results from our shareholders as a vote of confidence in both our board of directors and in our business model."

Second Quarter 2015 Highlights (at or for the periods ended June 30, 2015, compared to March 31, 2015 and June 30, 2014):

•	Average portfolio utilization was 90% during both the first and second quarters of 2015, compared to 77% a year ago, reflecting the improved mix of assets in the lease portfolio.

•	Maintenance reserves revenue, which is generated when long-term leases end, was $262,000 in the second quarter of 2015, compared to $327,000 in the first quarter of 2015 when one aircraft was returned in each quarter, and $1.7 million in the second quarter of 2014 when six aircraft were returned.

•	Operating lease revenues decreased 1.6% to $6.3 million in the second quarter of 2015, compared to $6.4 million in the first quarter. Operating lease revenue increased 18.8% from $5.3 million a year ago, primarily because of revenue from three aircraft purchased during 2014 and four assets that were off lease in the 2014 period, but on lease in the 2015 period. The effect of these increases was partially offset by the loss of revenue from eight assets that were on lease in the 2014 period, but off lease or subject to sales-type finance leases in the 2015 period, and by the sale of two assets during 2014.

•	Two aircraft were returned according to scheduled lease terms during the first half of the year. These aircraft were re-leased under sales-type finance leases, generating gains of $2.68 million in the second quarter and $1.86 million in the first quarter for a total of $4.54 million year-to-date.

•	Total revenues increased 8.6% to $9.4 million for the second quarter of 2015, compared to $8.6 million in the preceding quarter, reflecting an increase in gain on sale of aircraft. The 18.9% increase in total revenues from $7.9 million in the year ago quarter was due to increases in operating lease revenue and gain on sale of aircraft, which were partially offset by a decrease in maintenance reserves revenue in 2015, indicating fewer expirations of long-term leases this year.

•	Total expenses decreased 2.6% to $7.3 million in the second quarter of 2015 as compared to $7.5 million in the preceding quarter, primarily due to lower interest costs in the quarter. Total expenses were down substantially from $13.9 million in the second quarter a year ago, which included $6.8 million of non-cash, pre-tax write-downs on certain older aircraft and $0.5 million of costs associated with relocating six aircraft following the early termination of the leases.

•	Operating margin expanded to 22.3% in the second quarter from 13.4% in the first quarter of 2015. In the second quarter of 2014, operating margin was 10.3% excluding the non-cash write-down.

•	Net margin expanded to 14.5% in the second quarter from 8.7% in the first quarter of 2015 and 6.3% in the second quarter of 2014, excluding the non-cash writedown.

Currently, AeroCentury's portfolio consists of thirty-eight aircraft, two of which are operating under sales-type finance leases covering ten different aircraft types and five engines, compared to forty aircraft, all under operating leases, and five engines at June 30, 2014.  The current customer base comprises fourteen airlines operating worldwide.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases.  The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

 (see tables following)

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues and other income:
Operating lease revenue	$6,332	$6,438	$5,332	$12,770	$11,183
Net gain on disposal of assets	2,682	1,862	762	4,544	1,154
Maintenance reserves revenue (1)	262	327	1,718	589	3,394
Other income	92	-	67	92	151
	9,368	8,627	7,879	17,995	15,882
Expenses:
Depreciation	2,322	2,328	2,013	4,650	3,878
Interest	1,468	1,878	1,261	3,346	2,568
Maintenance costs	1,458	1,382	1,302	2,840	3,647
Management fees	1,416	1,433	1,333	2,850	2,660
Professional fees and other	471	454	1,158	923	1,793
Provision for impairment in value of aircraft	148	-	6,800	148	6,800
	7,283	7,475	13,867	14,757	21,346
Income/(loss) before income tax provision	2,085	1,152	(5,988)	3,238	(5,464)
Income tax provision/(benefit)	730	400	(2,068)	1,130	(1,913)
Net income/(loss)	$1,355	$752	$(3,920)	$2,108	$(3,551)
Earnings/(loss) per share:
Basic	$0.88	$0.49	$(2.54)	$1.37	$(2.30)
Diluted	$0.87	$0.48	$(2.54)	$1.36	$(2.30)
Weighted average shares used in earnings/(loss) per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,555,088	1,552,765	1,543,257	1,553,904	1,543,257

	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
Total assets (2)	$196,929	$195,355	$197,671	$178,214
Total liabilities (2)	$159,981	$159,762	$162,830	$135,630
Stockholders' equity	$36,948	$35,593	$34,841	$42,584

(1)	Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.
(2)	Reflects early adoption and retrospective application of Accounting Standards Update No. 2015-03, "Interest: Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs."
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